Exhibit 99.1
First Niagara Prices $300 Million, 6.75% Senior Notes Offering
BUFFALO, N.Y., March 16, 2010 — First Niagara Financial Group, Inc. (NASDAQ: FNFG) today priced an underwritten offering of $300 million of 6.75 percent senior unsecured notes due March 19, 2020 through a syndicate of underwriters led by J.P. Morgan Securities Inc. and Goldman, Sachs & Co.
The senior notes will be issued pursuant to a registration statement and prospectus filed with the Securities and Exchange Commission for this offering.
The company expects to use a portion of the net proceeds to redeem the company’s $150 million in 12% senior notes maturing September 10, 2014 that were issued in September 2009 to National City Bank, a subsidiary of PNC Financial Services Group. That facility was negotiated in connection with the 2009 sale of certain National City branches in Western Pennsylvania to First Niagara. The agreement allows First Niagara to prepay PNC in whole or part prior to maturity without penalty. Proceeds from the debt offering will also be used to pay down an existing $50 million line of credit and for general corporate purposes.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these debt securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from J.P. Morgan Securities Inc., Attn: Investment Grade Syndicate Desk, 270 Park Avenue, New York, NY 10017 or by calling 1-212-834-4533, or from Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectusny@ny.email.gs.com.

About First Niagara Financial Group: First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, will have $19.7 billion in assets, 254 branches and $13.7 billion in deposits at the close of its acquisition of Harleysville National Corporation, expected in April 2010. First Niagara Bank is a community-oriented bank providing financial services to individuals, families and businesses across Upstate New York and Pennsylvania. For more information, visit www.fnfg.com.
Forward-Looking Statements: This press release contains forward-looking statements with respect to the proposed offering of senior notes by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions. These forward-looking statements involve certain risks and uncertainties. You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

First Niagara Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921
leslie.garrity@fnfg.com